EXHIBIT 99.1

News Release

Contact:
James M. Sullivan
Executive Vice President and Chief Financial Officer
+1 414-319-8509

JOY GLOBAL ANNOUNCES FIRST QUARTER
FISCAL 2014 OPERATING RESULTS

Milwaukee, WI - March 6, 2014 - Joy Global Inc. (NYSE: JOY), a worldwide leader in high-productivity mining solutions, today reported first quarter fiscal 2014 results.

First Quarter Summary

•	Bookings $861 million, down 16 percent from a year ago.

•	Net sales $839 million, down 27 percent from a year ago.

•	Earnings per diluted share $0.48, compared to $1.33 a year ago. Excluding unusual items, earnings per diluted share $0.49, compared to $1.31 a year ago.

•	Cash provided by continuing operations $65 million, compared to $92 million a year ago.

•	Repurchased 2.3 million shares at a cost of $122 million.

First Quarter Operating Results

"While comparison with the first quarter of fiscal 2013 is difficult, I am pleased with our team's execution against plan in what is expected to be our slowest quarter of the fiscal year," said Ted Doheny, President and Chief Executive Officer. "During the quarter we continued to move forward on our cost reduction programs which will help mitigate the impact from lower volumes during the year. In addition, our continued execution of operational excellence and One Joy Global initiatives will position us well when market demand increases and provides us with the ability to generate improved leverage on future growth opportunities," said Doheny.

Bookings - (in millions)
	Quarter Ended
	January 31, 2014	January 25, 2013	% Change
Segment:
Underground Mining Machinery	$451.0	$598.8	(24.7)%
Surface Mining Equipment	433.5	502.9	(13.8)%
Eliminations	(24.0)	(77.0)
Total Bookings by Segment	$860.5	$1,024.7	(16.0)%

Product:
Service	$610.4	$588.5	3.7%
Original Equipment	250.1	436.2	(42.7)%
Total Bookings by Product	$860.5	$1,024.7	(16.0)%

Consolidated bookings in the first quarter totaled $861 million, a decrease of 16 percent versus the first quarter of last year. Original equipment orders decreased 43 percent while service orders increased 4 percent compared to the prior year. Current quarter bookings were reduced by $62 million from the impact of foreign exchange movements versus the year ago period, $20 million for original equipment and $42 million for service bookings. When adjusting for foreign exchange, orders were down 10 percent compared to the first quarter of last year, with original equipment orders down 38 percent and service orders up 11 percent.

Bookings for underground mining machinery decreased 25 percent in comparison to the first quarter of last year. Original equipment orders decreased 52 percent compared to the prior year, with declines in all regions except Eurasia where the first low seam longwall system was booked in the current quarter. Service orders increased 2 percent compared to the prior year, led by stronger component and rebuild activity in North America and Eurasia partially offset by declines in all other regions. Orders for underground mining machinery were reduced by $46 million for the impact of foreign exchange compared to the first quarter of last year.

Bookings for surface mining equipment decreased 14 percent in comparison to the first quarter of last year. Original equipment orders decreased 43 percent compared to the prior year, with declines in all regions except South America and China. Service orders increased 4 percent compared to the prior year, with increases in South America, Eurasia, China and Africa that were partially offset by reductions in Australia and North America. Orders for surface mining equipment were reduced by $16 million for the impact of foreign exchange compared to the first quarter of last year.

Backlog at the end of the first quarter was $1.5 billion, consistent with the beginning of the first quarter.

Net Sales - (in millions)
	Quarter Ended
	January 31, 2014	January 25, 2013	% Change
Underground Mining Machinery	$477.5	$590.1	(19.1)%
Surface Mining Equipment	400.7	605.5	(33.8)%
Eliminations	(38.9)	(45.7)
Total Net Sales	$839.3	$1,149.9	(27.0)%

Consolidated net sales totaled $839 million, a 27 percent decrease versus the first quarter of last year. Original equipment sales decreased 49 percent and service sales decreased 8 percent compared to the prior year. Current quarter net sales were reduced by $34 million for the impact of foreign exchange versus the year ago period. When adjusting for foreign exchange, sales were down 24 percent compared to the first quarter of last year.

Net sales for underground mining machinery decreased 19 percent in comparison to the first quarter of last year. Original equipment sales decreased 32 percent compared to the prior year, with decreases in all regions except Eurasia. Service sales decreased 8 percent compared to the prior year, with declines in China and Australia partially offset by increases in North America, Eurasia and Africa.

Net sales for surface mining equipment decreased 34 percent in comparison to the first quarter of last year. Original equipment sales decreased 64 percent compared to the prior year, with declines in all regions. Service sales decreased 9 percent compared to prior year, with increases in Eurasia and China more than offset by lower service sales in all other regions.

Operating Profit - (in millions)
	Quarter Ended
	January 31, 2014	January 25, 2013	Return on Sales
			2014	2013
Underground Mining Machinery	$62.6	$108.5	13.1%	18.4%
Surface Mining Equipment	47.6	136.6	11.9%	22.6%
Corporate Expenses	(13.3)	(12.6)
Eliminations	(9.3)	(13.6)
Subtotal, Before Unusual Items	87.6	218.9	10.4%	19.0%
Restructuring charges	(2.4)	(1.3)
Excess Purchase Accounting	—	3.8
Acquisition Costs	—	(0.2)
Total Operating Profit	$85.2	$221.2	10.2%	19.2%

Operating profit for the first quarter of fiscal 2014 totaled $85 million, compared to $221 million in the first quarter of fiscal 2013. Excluding the unusual items listed in the table above, operating profit for the first quarter of fiscal 2014 totaled $88 million, compared to $219 million in the first quarter of fiscal 2013, and return on sales before unusual items was 10.4 percent for the first quarter of fiscal 2014, compared to 19.0 percent in the first quarter of fiscal 2013. The decrease in operating profit, before unusual items, was due to lower sales volumes, unfavorable product mix and lower manufacturing cost absorption.

Earnings Per Share Reconciliation
	Quarter Ended
	January 31, 2014		January 25, 2013
	Dollars in millions	Fully Diluted EPS	Dollars in millions	Fully Diluted EPS
Operating profit	$85.2		$221.2
Interest expense, net	13.8		15.2
Income tax expense	22.5		63.9
Income from continuing operations	48.9	$0.48	142.1	$1.33
Add:
Restructuring charges, net of tax	1.6	0.01	0.9	0.01
Acquisition costs, net of tax	—	—	0.1	—
Deduct:
Excess purchase accounting, net of tax	—	—	2.9	0.03
Net discrete tax benefits	0.4	—	0.3	—
Income from continuing operations before unusual items and acquisition activities	$50.1	$0.49	$139.9	$1.31

Fully diluted earnings per share for the first quarter of fiscal 2014 totaled $0.48, compared to $1.33 in the first quarter of fiscal 2013. Excluding unusual items, fully diluted earnings per share for the first quarter of fiscal 2014 totaled $0.49, compared to $1.31 in the first quarter of fiscal 2013.

The effective income tax rate was 31.6 percent for the first quarter of fiscal 2014, compared to 31.0 percent in the first quarter of fiscal 2013.

Cash provided by continuing operations was $65 million for the first quarter of fiscal 2014, compared to $92 million provided by continuing operations in the first quarter of fiscal 2013. The decrease in cash provided by continuing operations during the first quarter was primarily due to lower earnings and a reduction of accounts payable partially offset by the collection of accounts receivable, advance payments on orders and reduced pension contributions.

Capital expenditures were $27 million in the first quarter of fiscal 2014, down from $55 million in the first quarter of fiscal 2013.

During the first quarter, the company repurchased 2.3 million shares of its common stock for $122 million. Beginning with the fourth quarter of fiscal 2013, the company has repurchased 6.4 million shares of its common stock for $336 million, leaving $664 million available on a cumulative basis under the current Board authorization.

Market Outlook

Forecasts for 2014 project global growth in excess of 3.5 percent, and for the first time in nearly two years, the Eurozone is expected to see positive growth of over 1 percent. At the same time, the Chinese economy has continued to show signs of stabilization and growth is expected to be approximately even with 2013 at 7.6 percent. However, despite improving global economic conditions, most major commodities remain oversupplied with pricing well below peak levels.

U.S. coal market fundamentals continued to improve through the end of the year and are set to strengthen in 2014. After falling below 1 billion tons in 2013 for the first time in 20 years, US coal production is expected to rebound by 35 to 45 million tons this year. The continued normalization of utility inventories, as well as the recent weather driven spike that has pushed natural gas prices above $5.00/mmBtu, should drive an increase in coal consumption in the electric power sector. Given increased power demand and the expectation for natural gas prices to remain above $4.00/mmBtu, the Powder River Basin and Illinois Basin are expected to see production growth in 2014 of approximately 20 million and 10 million tons, respectively.

Seaborne thermal coal markets will also benefit from improving global economic conditions in 2014 as demand is expected to grow nearly 3 percent with most of this growth coming from China and India. Despite steady demand, seaborne supply increases from Australia, Indonesia and Colombia are expected to more than keep pace leaving the market well supplied and prices range bound between $75 and $85 per tonne.

The Chinese domestic coal market continues to consolidate as smaller mines are merged with large producers and unsafe mines are closed. These changes will require new solutions and technological advances to maximize production against a backdrop of weak prices. While Chinese coal demand growth will slow to 3 to 4 percent this year, imports should slightly surpass 2013 levels.

Global steel production is expected to grow 3.3 percent during 2014 as demand remains solid. However, excess production capacity is expected to keep prices in check with continued pressure on steel making inputs, particularly metallurgical coal.

Despite seaborne met coal demand growth of nearly 5 percent expected in 2014, recent quarterly contract prices were settled at $143 per tonne; the lowest level since the 2009 annual contract was set. Significant oversupply remains an issue and further high-cost capacity will need to be curtailed in 2014 to help balance the market. Iron ore prices remain tied to steel production. After ending the year around $135 per tonne, iron ore prices have trended lower in recent weeks as signs that the Chinese restocking cycle has reached completion.

Global copper markets finished 2013 with a smaller deficit than in previous years and are expected to see a marginal surplus in 2014 as new supply comes on line. However, global inventories have declined 37 percent from 2013 highs and combined with the expected 4.4 percent increase in demand should support prices at the $3.25 per pound level. These conditions should continue to make copper an attractive investment and this is supported by ongoing prospect activity for new copper mining equipment.

Company Outlook

“While the economic outlook is improving and should provide some demand catalyst, commodity oversupply and a depressed pricing environment are straining miner cash flows and slowing capital expenditures", continued Doheny. "Commodity prices remain range bound and in some cases below marginal costs requiring further supply curtailments to balance the market. While these conditions make it difficult to predict the exact timing, the ability to delay rebuilds and service on equipment in most regions appears to be nearing a conclusion. Our service bookings in the first quarter increased year-over-year for the first time since the third quarter of 2012. As demand for commodities improves and supply cuts take hold, we expect our service business to follow the general increase in global commodity production.

"In China, we continue to focus on our local China products incorporating Joy technology and developing superior products against local competitive equipment. We are also leveraging our China supply chain in developing cost reduced products for the local China market and selective export markets.

"Despite the downturn, we continue to invest in new product innovations to solve our customer’s challenges. This quarter we won an order for our new high productivity low seam longwall system. This longwall system incorporates the latest features of automation contributing to higher productivity, lower cost per tonne and improved safety.

"As we look at the full year for 2014, we still expect revenues to be between $3.6 billion and $3.8 billion with earnings per fully diluted share, excluding restructuring and unusual items, to be in the range of $3.10 to $3.50. This compares to guidance at the beginning of the quarter of $3.00 to $3.50. With one quarter of the fiscal year behind us, we are increasing the bottom end of our earnings range by $0.10. We continue to project cash from continuing operations for the fiscal year of approximately 15 percent of sales which will position the company to continue to execute on its share repurchase program and pursue other shareholder enhancing opportunities. As is typical for our company, we expect our cash generation will be greater in the second half of the fiscal year.

"We remain committed to our long-term strategy of expanding our reach beyond coal into industrial minerals and hard rock. Our focus remains on improving our customers' productivity, lowering their operating costs, and helping them achieve zero harm and we believe that our product development and other key strategies will enable us to achieve these outcomes,” said Doheny.

Quarterly Conference Call

Management will host a quarterly conference call to discuss the Company's first quarter results at 11:00 a.m. EST on March 6, 2014. Interested parties can listen to the call by dialing 888-504-7966 in the United States or 719-325-2437 outside of the United States, access code #7285398, at least 15 minutes prior to the 11:00 a.m. EST start time of the call. A rebroadcast of the call will be available until the close of business on March 27, 2014 by dialing 888-203-1112 or 719-457-0820, access code #7285398.

Alternatively, interested parties can listen to a live webcast of the call on the Joy Global Inc. website at http://investors.joyglobal.com/events.cfm. To listen, please register and download audio software on the site at least 15 minutes prior to the start of the call. A replay of the webcast will be available until the close of business on March 31, 2014.

About Joy Global Inc.

Joy Global Inc. is a worldwide leader in mining equipment and services for surface and underground mining.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “indicate,” “intend,” “may be,” “objective,” “plan,” “potential” “predict,” “should,” “will be,” and similar expressions are intended to identify forward-looking statements. The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release. In addition, certain market outlook information and other market statistical data contained herein is based on third party sources that we cannot independently verify, but that we believe to be reliable. We undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: (i) risks of international operations, including currency fluctuations, (ii) risks associated with acquisitions, (iii) risks associated with indebtedness, (iv) risks associated with the cyclical nature of our business, (v) risks associated with the international and U.S. coal and copper commodity markets, (vi) risks associated with access to major purchased items, such as steel, castings, forgings and bearings, and (vii) risks associated with labor markets and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

JOY-F

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)

	Quarter Ended
	January 31, 2014	January 25, 2013

Net sales	$839,312	$1,149,877
Costs and expenses:
Cost of sales	604,178	773,149
Product development, selling and administrative expenses	153,029	157,281
Other income	(3,140)	(1,705)
Operating income	85,245	221,152

Interest expense, net	13,820	15,153
Income from continuing operations before income taxes	71,425	205,999

Provision for income taxes	22,564	63,860
Income from continuing operations	48,861	142,139

Loss from discontinued operations, net of income taxes	—	(2)
Net income	$48,861	$142,137

Basic earnings per share:
Continuing operations	$0.48	$1.34
Discontinued operations	—	—
Net income	$0.48	$1.34

Diluted earnings per share:
Continuing operations	$0.48	$1.33
Discontinued operations	—	—
Net income	$0.48	$1.33

Dividends per share	$0.175	$0.175

Weighted average shares outstanding:
Basic	101,796	106,242
Diluted	102,667	107,237

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	January 31, 2014	October 25, 2013
ASSETS
Current assets:
Cash and cash equivalents	$290,899	$405,709
Accounts receivable, net	953,792	1,083,663
Inventories	1,135,112	1,139,744
Other current assets	208,031	193,328
Total current assets	2,587,834	2,822,444

Property, plant and equipment, net	897,884	912,642
Other intangible assets, net	325,572	331,812
Goodwill	1,479,321	1,480,519
Deferred income taxes	37,723	41,532
Other assets	195,342	200,633
Total assets	$5,523,676	$5,789,582

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term notes payable, including current portion of long term obligations	$58,356	$58,669
Trade accounts payable	283,969	388,119
Employee compensation and benefits	95,766	130,555
Advance payments and progress billings	472,846	399,768
Accrued warranties	77,804	85,732
Other accrued liabilities	243,088	286,063
Current liabilities of discontinued operations	11,684	11,684
Total current liabilities	1,243,513	1,360,590

Long-term obligations	1,243,874	1,256,927

Liability for postretirement benefits	20,319	20,723
Accrued pension costs	144,321	149,805
Other non-current liabilities	146,610	143,168

Shareholders' equity	2,725,039	2,858,369

Total liabilities and shareholders' equity	$5,523,676	$5,789,582

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUMMARY OF CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Quarter Ended
	January 31, 2014	January 25, 2013
Operating Activities:
Net income	$48,861	$142,137
Loss from discontinued operations	—	2
Depreciation and amortization	32,766	20,095
Other adjustments to continuing operations, net	8,488	(35,202)
Changes in working capital items attributed to continuing operations:
Accounts receivable, net	116,079	100,405
Inventories	(29,446)	(29,327)
Trade accounts payable	(96,117)	(56,717)
Advance payments and progress billings	90,453	43,812
Other working capital items	(106,245)	(93,140)
Net cash provided by operating activities of continuing operations	64,839	92,065
Net cash provided (used) by operating activities of discontinued operations	67	(1,571)
Net cash provided by operating activities	64,906	90,494

Investing Activities:
Property, plant, and equipment acquired	(26,655)	(54,588)
Other investing activities, net	2,060	2,846
Net cash used by investing activities	(24,595)	(51,742)

Financing Activities:
Common stock issued	1,985	3,012
Dividends paid	(17,850)	(18,542)
Treasury stock purchased	(122,036)	—
Other financing activities, net	(14,043)	(15,680)
Net cash used by financing activities	(151,944)	(31,210)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(3,177)	(1,520)

(Decrease) Increase in Cash and Cash Equivalents	(114,810)	6,022

Cash and Cash Equivalents at the Beginning of Period	405,709	263,873

Cash and Cash Equivalents at the End of Period	$290,899	$269,895

Supplemental cash flow information:
Interest paid	$15,851	$16,186
Income taxes paid	30,767	56,040

Depreciation and amortization by segment:
Underground Mining Machinery	$18,734	$6,542
Surface Mining Equipment	13,292	12,842
Corporate	740	711
Total depreciation and amortization	$32,766	$20,095

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	January 31, 2014	January 25, 2013	Change
Net Sales By Segment:
Underground Mining Machinery	$477,463	$590,110	$(112,647)	(19.1)%
Surface Mining Equipment	400,696	605,483	(204,787)	(33.8)%
Eliminations	(38,847)	(45,716)	6,869
Total Sales By Segment	$839,312	$1,149,877	$(310,565)	(27.0)%

Net Sales By Product Stream:
Service	$572,873	$625,883	$(53,010)	(8.5)%
Original Equipment	266,439	523,994	(257,555)	(49.2)%
Total Sales By Product Stream	$839,312	$1,149,877	$(310,565)	(27.0)%

Net Sales By Geography:
United States	$308,911	$427,392	$(118,481)	(27.7)%
Rest of World	530,401	722,485	(192,084)	(26.6)%
Total Sales By Geography	$839,312	$1,149,877	$(310,565)	(27.0)%

Operating Income By Segment:			% of Net Sales
Underground Mining Machinery	$62,606	$111,883	13.1%	19.0%
Surface Mining Equipment	46,152	135,680	11.5%	22.4%
Corporate	(14,222)	(12,832)
Eliminations	(9,291)	(13,579)
Total Operating Income	$85,245	$221,152	10.2%	19.2%

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Quarter Ended
	January 31, 2014	January 25, 2013	Change
Bookings By Segment:
Underground Mining Machinery	$451,051	$598,767	$(147,716)	(24.7)%
Surface Mining Equipment	433,457	502,952	(69,495)	(13.8)%
Eliminations	(23,982)	(77,027)	53,045
Total Bookings By Segment	$860,526	$1,024,692	$(164,166)	(16.0)%

Bookings By Product Stream:
Service	$610,399	$588,544	$21,855	3.7%
Original Equipment	250,127	436,148	(186,021)	(42.7)%
Total Bookings By Product Stream	$860,526	$1,024,692	$(164,166)	(16.0)%

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.

JOY GLOBAL INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(In thousands)

	Amounts as of:
	January 31, 2014	October 25, 2013	July 26, 2013	April 26, 2013
Backlog By Segment:
Underground Mining Machinery	$924,815	$951,227	$1,017,911	$1,379,500
Surface Mining Equipment	587,732	554,971	615,397	901,368
Eliminations	(14,502)	(29,367)	(50,781)	(73,133)
Total Backlog By Segment	$1,498,045	$1,476,831	$1,582,527	$2,207,735

Backlog By Product Stream:
Service	$592,364	$554,838	$539,787	$660,499
Original Equipment	905,681	921,993	1,042,740	1,547,236
Total Backlog By Product Stream	$1,498,045	$1,476,831	$1,582,527	$2,207,735

Note - For complete information, including footnote disclosures, please refer to the Company's Form 10-Q filing with the SEC.